Exhibit 99.1

EVOQUA WATER TECHNOLOGIES ANNOUNCES LAUNCH OF SECONDARY PUBLIC OFFERING

Pittsburgh, December 1, 2020. Evoqua Water Technologies Corp. (NYSE: AQUA) today announced the launch of a secondary public offering of 12 million shares of its common stock by certain institutional shareholders of the company, including certain affiliates of AEA Investors LP (collectively, the “Selling Shareholders”). The shares will be offered from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Additionally, in connection with the offering, the Selling Shareholders intend to grant to the underwriter a 30-day option to purchase up to 1.8 million additional shares of common stock.

The company is not selling any shares in the offering and will not receive any proceeds from the sale of shares being sold by the Selling Shareholders in the offering.

Citigroup is acting as sole bookrunner and underwriter for the offering.

An automatic shelf registration statement (including a prospectus) relating to these securities was filed on March 4, 2020 with the Securities and Exchange Commission (the “SEC”) and became effective upon such filing. Before you invest, you should read the prospectus in that registration statement and the documents incorporated by reference in that registration statement, as well as the prospectus supplement related to this offering. Copies of these documents are available at no charge on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus supplement and the accompanying prospectus may be obtained, when available, from: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).

The offering of these securities is being made only by means of a prospectus supplement and an accompanying prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Evoqua Water Technologies

Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

Contact Information:

Evoqua Water Technologies Corp.
Dan Brailer, Investor Contact
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com

Evoqua Water Technologies Corp.
Sarah Brown, Director of Corporate Communications
Telephone: 506-454-5495
Email: sarah.brown@evoqua.com